OPINION OF FABIAN & CLENDENIN AS TO
THE LEGALITY OF THE SHARES BEING REGISTERED

February 8, 1999


Resolution Assistance Corporation
Salt Lake City, Utah  84121

Re:	Registration and Issuance of Resolution Assistance
Corporation. Common Stock to Public Investors

Dear Mr. Woods:

	This firm has acted as counsel to Resolution Assistance Corporation, a Utah corporation ("the Company"), in connection with its registration of 1,000,000 shares of its common stock ("the Shares") for sale to the public through the Company's Prospectus included within its Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission on February 8, 1999.

	In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to our opinion contained in this letter.
The Company has also relied as to certain matters of fact upon representations made to us by officers and agents of the Company. Based upon and in reliance on the foregoing, it is our opinion that:

	1.	The Company has been duly incorporated and is validly
existing and in good standing as a corporation under the laws of the State of Utah; and has full corporate power and authority to own its properties and conducts its business as described in the Prospectus referred to above.

	2.	When issued and distributed to the purchasers thereof,
the Shares will be duly and validly issued and will be fully paid and nonassessable.

	3.	The shareholders of the Company have no pre-emptive
rights to acquire additional Shares of the Company's Common
Stock or other securities in respect of the Units.

	The Company hereby consents to the use of our name in the Prospectus and therein being disclosed as counsel to the Company in this matter.

							Very Truly, Yours,

							Fabian & Clendenin


							/s/Gary R. Henrie